Exhibit 99.1

Vaxart Announces Second Quarter 2019 Financial Results

and Provides Corporate Update

- Phase 1b Bivalent Norovirus Study Fully Enrolled -

- Research Collaboration with Janssen for Universal Flu Vaccine Underway -

SOUTH SAN FRANCISCO, Calif., August 8, 2019 – Vaxart, Inc., a clinical-stage biotechnology company developing oral recombinant vaccines that are administered by tablet rather than by injection, today announced financial results for the second quarter ended June 30, 2019.

“We have made significant progress this quarter, achieving a number of important milestones. We completed enrollment in our Phase 1b bivalent norovirus vaccine study and we expect to have topline results by October of this year,” said Wouter Latour, M.D., chief executive officer of Vaxart. “Norovirus causes $60 billion in global healthcare related costs annually, and our oral tablet vaccine would be ideal to help protect vulnerable populations such as older adults and the very young. We remain committed to developing the norovirus vaccine, and we are now preparing to start a phase 2 study with our bivalent norovirus vaccine in 2020, assuming we achieve positive results in the current Phase 1b trial.”

“With regard to universal flu, the collaboration with Janssen is an important endorsement of our oral vaccine platform and could position us as a key player in the future of influenza vaccine development. In parallel, we continue our efforts to advance our own oral seasonal flu vaccine, which demonstrated the potential to provide better protection than currently marketed injectable vaccines, such as FluzoneTM, in a human challenge study. Given our focus on the bivalent norovirus and universal flu vaccine programs, we have deprioritized the monovalent norovirus vaccine challenge study and now plan to file our human papilloma virus (HPV) Investigational New Drug application (IND) in 2020,” continued Dr. Latour.

Recent Corporate Highlights:

●	Completed enrollment in the Phase 1b bivalent norovirus vaccine clinical trial. The vaccine consists of an oral norovirus GI.1 vaccine tablet and an oral norovirus GII.4 vaccine tablet administered concurrently. The trial is designed to evaluate safety and immunogenicity and Vaxart expects to report topline data in early Q4 2019.

●

Entered into a research collaboration agreement with Janssen Vaccines & Prevention B.V. (Janssen) to evaluate Vaxart’s proprietary oral vaccine platform for the Janssen universal influenza vaccine program.

●	Priced an underwritten public offering which closed in April. As of June 30, 2019, the aggregate gross proceeds were $10.0 million.

●	Entered into an agreement with Lonza Houston to supply vaccine for the planned Phase 2 bivalent norovirus study in 2020.

●

Presented preclinical data at the 29th European Congress of Clinical Microbiology and Infectious Diseases in Amsterdam which showed that Vaxart’s oral quadrivalent seasonal influenza vaccine conferred 100% protection against a lethal H5N1 pre-pandemic influenza challenge in ferrets, while in the Fluzone group only 62% of the animals survived.

●	Published the comprehensive results from a preclinical trial of Vaxart’s chikungunya vaccine in the peer reviewed journal, Vaccine. The preclinical results demonstrated that Vaxart’s vaccine candidate induced significant neutralizing antibodies against chikungunya virus as well as protective efficacy against virus-induced pathologic changes.

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Presented preclinical results of Vaxart’s oral Respiratory Syncytial Virus (RSV) vaccine in a poster presentation at the American Society of Microbiology 2019, demonstrating the Vaxart vaccine induces respiratory mucosal memory and protection against RSV infection in cotton rats.

Following a review of the development strategy for norovirus, Vaxart has deprioritized the monovalent GI.1 challenge study. Consequently, the Company is preparing to initiate a Phase 2 safety and immunogenicity study with Vaxart’s bivalent norovirus vaccine in 2020, to be followed by a Phase 3 efficacy study, assuming FDA concurrence.

Financial Results for the Three Months Ended June 30, 2019

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Vaxart reported a net loss of $5.6 million for the second quarter of 2019 compared to $8.9 million for the second quarter of 2018. The principal reasons for the decrease were the absence of a $1.6 million one-off non-cash impairment charge recorded in the second quarter of 2018 and a reduction in research and development expenditure.

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Vaxart ended the quarter with cash and cash equivalents of $16.3 million compared to $8.4 million at March 31, 2019. The increase was primarily due to the $8.7 million net raised as a result of the underwritten offering in April 2019, partially offset by cash used in operations.

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Revenue for the quarter was $85,000 compared to $608,000 in the second quarter of 2018. The decrease was almost entirely due to the absence of revenue of $520,000 from the BARDA contract which ended in 2018.

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Research and development expenses were $3.7 million for the quarter compared to $5.0 million for the second quarter of 2018. The decrease was mainly due to the absence of clinical trials costs for teslexivir and costs incurred for the now-completed BARDA contract, partially offset by higher clinical trial and manufacturing costs incurred in the Company’s norovirus program.

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General and administrative expenses were $1.4 million for the quarter compared to $1.8 million for the second quarter of 2018. The decrease was mainly due to lower legal costs and a reduction in personnel costs.

About Vaxart

Vaxart is a clinical-stage biotechnology company focused on developing oral recombinant protein vaccines based on its proprietary oral vaccine platform. Vaxart’s vaccines are designed to generate broad and durable immune responses that protect against a wide range of infectious diseases and may also be useful for the treatment of chronic viral infections and cancer. Vaxart’s vaccines are administered using a convenient room temperature-stable tablet, rather than by injection. Vaxart believes that tablet vaccines are easier to distribute and administer than injectable vaccines and have the potential to significantly increase vaccination rates. Vaxart’s development programs include oral tablet vaccines that are designed to protect against norovirus, seasonal influenza and respiratory syncytial virus (RSV), as well as a therapeutic vaccine for human papillomavirus (HPV). For more information, please visit www.vaxart.com.

Note Regarding Forward-Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding our strategy, prospects, plans and objectives, results from preclinical and clinical trials, commercialization agreements and licenses, beliefs and expectations of management are forward-looking statements. These forward-looking statements may be accompanied by such words as “believe,” “could,” “potential,” “will” and other words and terms of similar meaning. Examples of such statements include, but are not limited to, statements relating to the Vaxart’s ability to develop and commercialize its product candidates and clinical results and trial data; Vaxart’s plans to start a phase 2 study with its bivalent norovirus vaccine in 2020; Vaxart’s expectations with respect to its collaboration with Janssen; Vaxart’s intention to continue its efforts to advance its oral tablet seasonal flu vaccine; the expected timing of topline results from its Phase 1b bivalent norovirus vaccine study in early Q4 2019; the ability of Lonza Houston to supply vaccine for Vaxart’s planned Phase 2 bivalent norovirus vaccine study in 2020; and Vaxart’s expectations with respect to the important advantages it believes its oral vaccine platform can offer over injectable alternatives, particularly for mucosal pathogens such as norovirus, flu and RSV. Vaxart may not actually achieve the plans, carry out the intentions or meet the expectations or projections disclosed in our forward-looking statements and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions, expectations and projections disclosed in the forward-looking statements. Various important factors could cause actual results or events to differ materially from the forward-looking statements that Vaxart makes, that Vaxart’s product candidates may not be approved by the FDA or non-U.S. regulatory authorities; that, even if approved by the FDA or non-U.S. regulatory authorities, Vaxart’s product candidates may not achieve broad market acceptance; that Vaxart may experience manufacturing issues and delays; and other risks described in the “Risk Factors” sections of Vaxart’s Quarterly and Annual Reports filed with the SEC. Vaxart does not assume any obligation to update any forward-looking statements, except as required by law.

# # #

CONTACT:

Daniella Funaro

Stern Investor Relations

212-362-1200

vaxart@sternir.com

Vaxart, Inc.

Condensed Consolidated Balance Sheets

	June 30, 2019	December 31, 2018
	(Unaudited)	(1)
	(in thousands)
Assets
Cash and cash equivalents	$16,258	$11,506
Accounts receivable	35	1,796
Prepaid and other assets	916	1,446
Property and equipment, net	1,517	1,066
Right-of-use assets, net	565	—
Intangible assets, net	17,959	19,413
Total Assets	$37,250	$35,227

Liabilities and stockholders’ equity
Accounts payable	$610	$962
Accrued and other liabilities	1,503	1,675
Liability related to sale of future royalties	15,669	17,741
Secured promissory note	2,842	3,611
Operating lease liabilities	781	—
Total liabilities	21,405	23,989
Stockholders’ equity	15,845	11,238
Total liabilities and stockholders’ equity	$37,250	$35,227

(1) Derived from the audited consolidated financial statements of Vaxart, Inc. for the year ended December 31, 2018, included on the Form 10-K filed with the Securities and Exchange Commission on February 6, 2019.

Vaxart, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	(in thousands, except share and per share amounts)

Revenue	$85	$608	$5,492	$2,111
Operating expenses:
Research and development	3,707	5,012	7,536	8,420
General and administrative	1,375	1,771	3,401	3,781
Exit and impairment charges	—	1,600	—	1,600
Total operating expenses	5,082	8,383	10,937	13,801
Loss from operations	(4,997)	(7,775)	(5,445)	(11,690)
Bargain purchase gain	—	(328)	—	6,660
Other income and (expenses), net	(627)	(767)	(1,268)	(1,498)
Provision for income taxes	(13)	(1)	(263)	(29)
Net loss	$(5,637)	$(8,871)	$(6,976)	$(6,557)
Net loss attributable to common stockholders	$(5,637)	$(8,871)	$(6,976)	$(6,896)
Net loss per share, basic and diluted	$(0.39)	$(1.24)	$(0.64)	$(1.26)
Shares used in computing net loss per share, basic and diluted	14,597,446	7,141,189	10,969,473	5,477,265